Exhibit 3.2

FARMERS AND MERCHANTS BANCSHARES, INC.

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

The Bylaws, as amended and restated on February 22, 2017, of Farmers and Merchants Bancshares, Inc., a Maryland corporation (the “Corporation”), are hereby amended by deleting ARTICLE IV in its entirety and substituting the following in lieu thereof:

ARTICLE IV

Officers

Section 1.    Officers. The officers of the Corporation shall consist of a President, a Secretary and Treasurer. It may also have (a) a Chairman of the Board who shall be a director of the Corporation and shall have such powers as from time to time are assigned to him or her by the Board of Directors, (b) a Vice Chairman of the Board who shall be a director of the Corporation and shall have such powers as from time to time are assigned to him or her by the Board of Directors, (c) a Chief Executive Officer, (d) one or more Vice Presidents, any of whom may be designated as an Executive Vice President or a Senior Vice President, (e) one or more assistants to the Secretary and Treasurer, (f) a General Counsel, who must be an attorney qualified to practice law in the State of Maryland, and (g) such other officers as the Board of Directors may deem necessary or appropriate for the proper conduct of the business of the Corporation. No person holding two of such offices shall perform any acts or execute, acknowledge of verify any instruments in more than one capacity where the performance of such act or the execution, acknowledgment or verification of any instruments is required to be done by any two or more officers. Except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all officers of the Corporation shall be elected annually by the Board of Directors, subject to the Board’s right to remove any officer at any time and elect his or her successor.

Section 2.    Bond. The Board of Directors may require any of the officers of the Corporation, except the General Counsel, to execute a bond to this Corporation in such penalty and with such sureties as they may deem proper conditioned upon the faithful performance of their respective duties.

Section 3.    Chief Executive Officer. If one is elected by the Board of Directors, the Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general charge and control of all its business affairs and properties. In the absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors at which he shall be present. The Chief Executive Officer may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts, notes, certificates of indebtedness, checks, drafts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation; and, in general, he or she shall perform all duties incident to the office of a chief executive officer of a corporation, and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

Section 4.    President. The President shall supervise the carrying out of the policies adopted or approved by the Board of Directors. The President shall have general executive powers as well as specific powers and duties as may be conferred upon or assigned to him or her by the Board of Directors and may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts, notes, certificates of indebtedness, checks, drafts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In the absence or disability of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer.

Section 5.    Vice Presidents. A Vice President, if one is elected, shall perform such duties and exercise such functions as the Board of Directors may assign and shall report to the Chief Executive Officer and/or the President as determined by the Board.

Section 6.    Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of the Secretary’s absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the directors or stockholders upon whose written request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the stockholders and of the directors in records provided for that purpose and shall perform such other duties as may be assigned to the Secretary by the Board of Directors or the Chief Executive Officer. The Secretary shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors or the Chief Executive Officer, and attest the same. The Secretary may countersign all stock certificates that are issued by the Corporation. In general, the Secretary shall perform all the duties generally incident to the office of Secretary, subject to the control of the Board of Directors and the Chief Executive Officer and shall perform such other duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer.

Section 7.    Treasurer. The Treasurer, who may also carry the title of Chief Financial Officer, shall have custody of all of the funds, securities, bills receivable, notes receivable, mortgages and other property or evidences of property belonging to the Corporation or held as security for loans, unless otherwise ordered by the Board of Directors, and shall only dispose of the same under the direction of the Board of Directors. The Treasurer shall take charge of all monies received from deposits or other sources and shall deposit the same in such depositories as may be designated by the Board of Directors.

Section 8.    General Counsel. The General Counsel, if one is elected by the Board of Directors, shall have such powers and perform such duties as the Board of Directors may prescribe.

Section 9.    Assistant Officers. Assistant Secretaries and Assistant Treasurers shall (except as otherwise provided by resolution of the Board of Directors) have the power to perform all duties of the officer for whom they are assistant in the absence or disability of such officer, and shall have such other powers and shall perform such other duties as may be assigned such assistant officer by the Board of Directors or Chief Executive Officer. In case of the absence or disability of the Secretary or Treasurer, the duties of such officer so absent or disabled shall be performed by an assistant to the absent or disabled officer, and the taking of any action by such assistant to such absent or disabled officer in the place of such absent or disabled officer shall be conclusive evidence of the absence or disability of such officer.

Section 10.    Other Officers. The Corporation may have such other officers as the Board of Directors may from time to time deem necessary or appropriate for the proper conduct of the business of the Corporation. Each such officer shall perform such duties as the Board of Directors may prescribe.

Section 11.    Compensation. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. It may authorize any committee or officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such subordinate officers.

Adopted: July 18, 2022